Exhibit 10.1

AGREEMENT OF EXCHANGE

This Agreement for Exchange (the "Agreement") is entered into effective September 19, 2016 by and between Xenetic Biosciences, Inc., a Nevada corporation ("XBIO") and SynBio, LLC ("SBL").

WHEREAS, SBL is the holder of in excess of nine hundred seventy thousand shares of XBIO common stock;

WHEREAS, for reasons related to the proposed up listing of XBIO onto the NASDAQ Markets Exchange, XBIO wishes to exchange nine hundred seventy thousand shares of its newly created Series A Preferred Stock as defined in the attached certificate of designation (the "SOS Certificate") for the return and cancellation of nine hundred seventy thousand shares of SBL's XBIO common stock;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                  SBL agrees to exchange nine hundred seventy thousand shares of its XBIO common stock for nine hundred seventy thousand shares of XBIO's Series A Preferred Stock on a one for one basis (the "Conversion Amount") and XBIO agrees to issue to SBL nine hundred seventy thousand shares of its newly created Series A Preferred Stock in exchange for nine hundred seventy thousand shares of XBIO common stock held by SBC.

Upon receipt of SBL's share certificate for nine hundred seventy thousand shares of XBIO common stock (or more) along with instructions to the Company's transfer agent to cancel those shares, XBIO shall file the SOS Certificate with the Secretary of State of Nevada creating the Series A

Preferred Stock, and instruct its transfer agent to issue to SBL a certificate for nine hundred seventy thousand shares of that Preferred Stock.

Xenetic Biosciences, Inc.	SynBio, LLC

By:/s/ M. Scott Maguire	By: /s/ Sergey Avtushenko